Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Vice President, Investor Relations & Corp Communications 650-433-3247 | julie.dewey@nevro.com

Nevro Announces Director Appointment

Healthcare Executive and Industry Veteran Sri Kosaraju Joins the Board

REDWOOD CITY, California – August 31, 2021 – Nevro Corp. (NYSE: NVRO), a global medical device company that provides innovative, evidence-based solutions for the treatment of chronic pain, today announced that Sri Kosaraju has been appointed as a member of the Board of Directors (the "Board"), effective August 31, 2021.

“We are delighted to have Sri join our Board of Directors,” said D. Keith Grossman, Chairman, President and CEO of Nevro. “Sri’s significant experience in leading high-growth life science and medical technology companies as well as his deep background in the healthcare industry will make him a valuable addition to our board.  We look forward to Sri’s contributions to our Board of Directors and the continuing success of Nevro.”

“I’m excited to be joining Nevro’s Board,” said Mr. Kosaraju. “I have high respect for Keith and his leadership. Furthermore, I look forward to working with this world-class Board to support the Nevro team as it pursues impactful products for patients and continues to develop attractive long-term growth opportunities for its stakeholders.”

Mr. Kosaraju currently serves as the Chief Executive Officer and President of Inscripta, Inc., the digital genome engineering company, a position he has held since October 2020.  Prior to joining Inscripta, Mr. Kosaraju was President of Penumbra, Inc. (NYSE: PEN), which he joined as CFO in May 2015.  Earlier, Mr. Kosaraju spent 16 years at J.P. Morgan, where he was most recently Head of Healthcare Equity Capital Markets and Co-Head of Technology Equity Capital Markets. While at J.P. Morgan, he worked closely with and advised many emerging, high-growth life science and tech companies. In addition to serving on the Board of Directors for Inscripta, Mr. Kosaraju also currently serves on the Board of Directors and is the Chair of the Audit Committee of 10x Genomics, Inc. (NASDAQ: TXG) and is on the Board of the non-profit Testing for America.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain.  Nevro’s proprietary 10 kHz Therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, HFX, the HFX logo, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

###